Exhibit 10.1

GREAT LAKES DREDGE & DOCK CORPORATION
NON-QUALIFIED STOCK OPTION AGREEMENT

pursuant to the

2007 LONG-TERM INCENTIVE PLAN

This NON-QUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is made and entered into by and between Great Lakes Dredge & Dock Corporation, a Delaware corporation (the “Corporation”), and                                    (the “Participant”), effective as of                                  (the “Award Date”).

1.                                       Grant of Option.  The Corporation hereby grants to the Participant and the Participant hereby accepts, subject to the terms and conditions hereof, a Non-Qualified Stock Option (the “Option”) to purchase up to                                          (                ) shares of the Corporation’s common stock (the “Stock”), at the Exercise Price per share set forth in Section 4 below.  The Option is not intended to constitute an “incentive stock option” as that term is used in Section 422 of the Code.

2.                                       Governing Plan.  This Option is granted pursuant to the Corporation’s 2007 Long-Term Incentive Plan (the “Plan”), which is incorporated herein for all purposes.  Capitalized terms used but not otherwise defined herein have the meanings as set forth in the Plan.  The Participant agrees to be bound by the terms and conditions of the Plan, which control in case of any conflict with this Agreement, except as otherwise specifically provided for in the Plan.

3.                                       Expiration of the Option.  The Option shall not be exercisable after the Corporation’s close of business on the last business day that occurs prior to the Expiration Date. The “Expiration Date” shall be the earliest to occur of:

(a)                                  the ten-year anniversary of the Award Date;

(b)                                 the one-year anniversary of the Participant’s death;

(c)                                  the one-year anniversary of the Participant’s Termination due to Disability (as defined below);

(d)                                 the three-year anniversary of the Participant’s Termination due to Retirement (as defined below);

(e)                                  the date that is three months following the Participation’s Termination due to resignation (for reasons other than Retirement or Disability);

(f)                                    the date that is three months following the Participant’s Termination by the Corporation or an Affiliate for reasons other than Cause (as defined below); or

(g)                                 the date of the Participant’s Termination by the Corporation or an Affiliate for Cause;

provided, however, that except in the case of the expiration of the Option pursuant to Section 3(g) above, if the exercise of the Option on the last business day prior to the Expiration Date would violate applicable securities laws,  the Expiration Date will be extended to the date that is thirty (30) days after the date in which the exercise of the Option would not longer violate such applicable securities laws.

“Disability” shall mean the Participant’s Termination after becoming unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, within the meaning of Code Section 422(c)(6).

“Retirement” shall mean the Participant’s voluntary Termination following both the Participant’s attainment of age sixty (60) and attainment of fifteen (15) years of Service with the Corporation or any Affiliate (or any predecessor entity).

“Cause” shall have the meaning set forth in any employment, consulting, or other written agreement between the Participant and the Corporation or an Affiliate.  If there is no employment, consulting or other written agreement between the Participant and the Corporation or an Affiliate, or if such agreement does not define “Cause”, “Cause” shall mean, as determined by the Committee (as defined below) in its sole discretion, the Participant’s (i) willful and continued failure to substantially perform his material duties as an executive of the Corporation (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Participant by the Board; (ii) willful misconduct, which is demonstrably and materially injurious to the Corporation, monetarily or otherwise; (iii) engaging in egregious misconduct involving serious moral turpitude to the extent that the Participant’s credibility and reputation no longer conform to the standard of senior executive officers of the Corporation; (iv) conviction of, or plea of guilty or nolo contendere to, a felony, (v) material breach of a material written policy of the Corporation; (vi) failure to reasonably cooperate with any audit or investigation involving the Corporation or its business practices; or (vii) material breach of this Agreement.  The Board must give the Participant at least thirty (30) days written notice of its intent to terminate Participant’s employment for Cause, specifying the act(s) or omission(s) alleged to justify the Cause termination, and an opportunity to cure such act(s) or omissions(s), where feasible, within the thirty (30) day period.  In addition, the Participant’s Service will be deemed to have terminated for Cause if after the Participant’s Service has terminated, facts and circumstances are discovered that would have justified a termination for Cause.  For purposes of this Agreement, no act or failure to act on the Participant’s part will be considered “knowing” or “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Corporation or an Affiliate.  Any act, or failure to act, based upon authority given to a resolution duly of the Board or based upon the advice of counsel for the corporation will be conclusively presumed to be done or omitted to be done, in good faith and in the best interests of the corporation or an Affiliate.  In no event will a termination be deemed to occur for “Cause” unless such termination occurs within ninety (90) days after the board becomes aware of the circumstance or event giving rise thereto.

4.                                       Exercise Price.  The “Exercise Price” of the Option is                                          ($     ) per share of Stock.  The Exercise Price is subject to adjustment or amendment as set forth in the Plan.

5.                                       Vesting.

(a)                                  Except as may be accelerated as set forth in the Plan or as set forth below, on each vesting date set forth in Column 1 below, the Option shall vest and become exercisable for the corresponding number of shares of Stock set forth in Column 2 below if the Participant’s employment has not Terminated.  The “Vested Portion” of the Option as of any particular date shall be the cumulative total of all shares of Stock for which the Option has become exercisable as of that date.

Column 1 Vesting Date	Column 2 Vested Portion of the Option

(first anniversary of award)	33-1/3% of shares of Stock
(second anniversary of award)	33-1/3% of shares of Stock
(third anniversary of award)	33-1/3% of shares of Stock

(b)                                 Upon the Participant’s Termination due to death, Disability or Retirement, to the extent not previously forfeited, the Option shall be fully vested with respect to all of the shares of Stock covered by the Option.

(c)                                  Upon a Change in Control or a Significant Event, the Compensation Committee of the Board of Directors of the Corporation (the “Committee”) may elect, in its sole discretion, to accelerate the vesting of any portion of the Option in accordance with the terms of Article 9 of the Plan.  No provision of this Agreement shall require the Committee to accelerate such vesting upon a Change in Control, a Significant Event or any other event.

(d)                                 To the extent any portion of the Option has not vested upon the Participant’s Termination for any reason other than death, Disability or Retirement, that portion of the Option shall be immediately forfeited upon such Termination.

6.                                       Exercise of the Option.  The Vested Portion (as herein defined) of the Option may be exercised, to the extent not previously exercised, in whole or in part, at any time or from time to time prior to the Expiration Date, except that no Option shall be exercisable except in respect to whole shares of Stock, and not less than one share may be purchased at one time unless the number purchased is the total number at the time available for purchase under the terms of the Option.  Exercise shall be accomplished by providing written notice in accordance with directions provided by the Committee.

7.                                       Payment of Exercise Price.  Upon any exercise of the Option, the total Exercise Price for the number of shares of Stock for which the Option is then being exercised shall be paid in full to the Corporation in any one or more of the following ways:

(a)                                  in cash;

(b)                                 if permitted by the Committee on the date of exercise, in shares of Stock having an aggregate Fair Market Value on the exercise date equal to the Exercise Price for the shares of Stock being purchased;

(c)                                  if permitted by the Committee on the date of exercise, by requesting that the Corporation withhold such number of shares of Stock then issuable upon exercise of the Option as will have a Fair Market Value equal to the Exercise Price for the shares of Stock being acquired upon exercise of the Option (and any applicable withholding taxes);

(d)                                 provided that a public market for the Corporation’s Stock exists, and to the extent permitted by the Sarbanes-Oxley Act of 2002:

(i)            through a “same day sale” commitment from the Participant and a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby the Participant irrevocably elects to exercise the Option and sell a portion of the shares of Stock so purchased to pay the Exercise Price (or a larger number of shares of Stock so purchased), and whereby the FINRA Dealer irrevocably commits upon receipt of such shares of Stock to forward the purchase price directly to the Corporation (and any excess to the Participant); or

(ii)           through a “margin” commitment from the Participant and a FINRA Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the shares of Stock so purchased to the FINRA Dealer in a margin account as security for a loan from the FINRA Dealer in the amount of the purchase price, and whereby the FINRA Dealer irrevocably commits upon receipt of such shares of Stock to forward the purchase price directly to the Corporation; or

(e)                                  by any combination of the foregoing.

If the Exercise Price is paid in whole or in part in shares of Stock, any portion of the Exercise Price representing a fraction of a share must be paid in cash.  When full payment of the Exercise Price has been made, the Participant will be considered for all purposes the owner of the shares of Stock with respect to which payment has been made, subject to the restrictions set forth in the Plan.

8.                                       Tax Withholding.  All deliveries and distributions under this Agreement are subject to withholding of all applicable taxes.  The Corporation may either require the Participant to remit to the Corporation an amount sufficient to satisfy such tax withholding requirements or, in the discretion of the Committee, the Corporation may withhold the minimum number of shares of Stock sufficient to satisfy all or a portion of such tax withholding requirements.  To the extent the Corporation does not elect to withhold shares of Stock sufficient to satisfy the tax withholding requirements, subject to the terms of Section 10.6 of the Plan, the Participant may satisfy such withholding obligations in shares of Stock;  provided that the Participant will be deemed to have instructed and authorized the Corporation or its delegate for such purpose to sell on the Participant’s behalf a whole number of shares of Stock as the Corporation or its delegate determines to be appropriate to generate cash proceeds sufficient to satisfy the minimum tax withholding obligation.  In such case, the Participant will be responsible for all brokerage fees and other costs of sale, and the Participant agrees to indemnify and hold the Corporation harmless from any losses, costs, damages or expenses relating to such sale.

9.                                       Transferability of Option.  Subject to the terms of the Plan and such rules and limitations as may be established by the Committee from time to time, at any time before the Participant’s death, the Participant may assign all or a portion of the Option to (i) the Participant’s spouse or lineal descendants; (ii) the trustee of a trust for the primary benefit of the Participant, the Participant’s spouse or lineal descendants, or any combination thereof; (iii) a partnership of which the Participant, the Participant’s spouse and/or lineal descendants are the only partners; (iv) custodianships for lineal descendants under the Uniform Transfers to Minors Act or any other similar statute; or (v) upon termination of a trust by the custodian or trustee thereof, or the dissolution or other termination of the family partnership or the termination of a custodianship under the Uniform Transfers to Minors Act or other similar statute, to the person or persons who, in accordance with the terms of such trust, partnership or custodianship are entitled to receive options held in trust, partnership or custody.  In such event, the spouse, lineal descendant, trustee, partnership or custodianship will be entitled to all of the Participant’s rights with respect to the assigned portion of the Option, and such portion of the Option will continue to be subject to all of the terms, conditions and restrictions applicable to the Option, as set forth in the Plan and this Agreement.  Any such assignment will be permitted only if the Participant does not receive any consideration for such transfer.  Any assignment of any portion of the Option will be evidenced by an appropriate written document executed by the Participant, and the Participant will deliver a copy of such document to the Committee on or prior to the effective date of the assignment.  An assignee or transferee of any portion of the Option must sign an agreement with the Corporation to be bound by the terms of this Agreement.

10.                                 Administration.  The Plan and this Agreement shall be administered and may be definitively interpreted by the Committee, and the Participant agrees that the decisions of such Committee concerning administration and interpretation of the Plan and this Agreement shall be final, binding and conclusive on all persons.

11.                                 Notices.  Any notice or other communication required or permitted under the Plan must be in writing and must be delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender’s expense.  Notice will be deemed given (i) when delivered personally, or (ii) if mailed, three days after the date of deposit in the United States mail or (iii) if sent by overnight courier, on the regular business day following the date sent.  Notice to the Participant should be sent to the address set forth on the Corporation’s records.  Either party may change the address to which the other party must give notice under this Agreement by giving the other party written notice of this change in accordance with the procedures discussed in this Section 11.

12.                                 Not An Employment Contract.  The Option will not confer on the Participant any right with respect to continuance of employment with the Corporation or any Affiliate, nor will it interfere in any way with any right the Corporation or any Affiliate would otherwise have to terminate or modify the terms of such Participant’s employment at any time.

13.                                 No Rights As Stockholder.  The Participant shall not have any rights as a stockholder with respect to the shares of Stock subject to the Option, until a stock certificate has been duly issued following exercise of the Option as provided herein.

14.                                 Unfunded Status of the Plan.  The Plan is unfunded. The Corporation is not required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any benefits under the Plan.  With respect to any payments not yet made to the Participant or shares of Stock not yet delivered to the Participant under this Agreement, the Participant shall have no rights greater than those of a general unsecured creditor of the Corporation.

15.                                 Amendment.  This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Corporation without the consent of any other person.

16.                                 Governing Law.  To the extent not preempted by Federal law, the Plan and this Agreement will be construed, administered and governed in all respects under and by the laws of the State of Illinois, without giving effect to its conflict of laws principles.  If any provision of this Agreement will be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof will continue to be fully effective.  The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to) this Agreement will be exclusively in the courts in the State of Illinois, County of Cook, including the Federal courts located therein (should Federal jurisdiction exist).

17.                                 Securities Law Requirements.  If at any time the Committee determines that exercising the Option or issuing shares of Stock would violate applicable securities laws, the Option will not be exercisable, and the Corporation will not be required to issue shares of Stock.  The Committee may declare any provision of this Agreement or action of its own null and void, if it determines the provision or action fails to comply with the short-swing trading rules.  As a condition to exercise, the Committee may require the Participant to make written representations it deems necessary to comply with applicable securities laws.  No person who acquires shares of Stock under this Agreement may sell the shares of Stock, unless he or she makes an offer and sale pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which is current and includes the shares of Stock to be sold, or there is an exemption from the registration requirements of the Securities Act.  The Participant’s right to resell the shares of Stock will be subject to all Federal and state securities laws, including SEC Rule 144, and subject to the Corporation’s policy on securities trading and disclosure of confidential information.

18.                                 Spousal Consent.  As a further condition to the Corporation’s and the Participant’s obligations under this Agreement, the Participant’s spouse, if any, shall execute and deliver to the Corporation the Consent of Spouse attached hereto as Exhibit 1.

19.                                 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature page to follow]

IN WITNESS WHEREOF, this Agreement has been executed on behalf of the Corporation by its duly authorized officer, and by the Participant in acceptance of the above-mentioned Option, subject to the terms and conditions of the Plan and of this Agreement, all as of the day and year first above written.

CORPORATION:

GREAT LAKES DREDGE & DOCK CORPORATION,
a Delaware corporation

By:
Deborah A. Wensel
Senior Vice President and Chief Financial Officer

PARTICIPANT:

[Name]

EXHIBIT 1

CONSENT OF SPOUSE

I,                                           , spouse of                                                              have read and approve the foregoing Non-Qualified Stock Option Agreement (the “Agreement”).   In consideration of the award of a non-qualified stock option to purchase shares of common stock of Great Lakes Dredge & Dock Corporation as set forth in the Agreement,  I hereby appoint my spouse as my attorney-in-fact with respect to the exercise of any rights under the Agreement and agree to be bound by the provisions of the Agreement insofar as I may have any rights in said Agreement or shares of common stock issued pursuant thereto under the community property laws or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Agreement.

[Spouse’s Name]

Dated: